Exhibit 3.2

As Amended through September 18, 2017

AMENDED and RESTATED BY-LAWS

of

CAMBRIDGE BANCORP

ARTICLE I

Seal and Fiscal Year

The seal shall be circular with the name of the corporation around the periphery and the words and figures “Incorporated 1982 Massachusetts” within. The fiscal year shall commence on January 1 of each year.

ARTICLE II

Meetings of Stockholders

Section 1.Place. Meetings of the stockholders shall be held at the principal office of the corporation in Massachusetts or at such other place as may be named in the call.

Section 2.Annual Meetings. The annual meeting of the stockholders shall be held on the fourth Monday in April if that is not a legal holiday or, if a legal holiday, then on the next preceding Monday not a legal holiday, or on such other date as the directors or an officer designated by the directors shall determine, and at such hour as may be named in the call. In the event the annual meeting is not held on the date specified or on a date so determined, a special meeting in lieu of the annual meeting may be held with all of the force and effect of an annual meeting.

Section 3.Special Meetings. Special meetings of the stockholders may be called by the Chief Executive Officer or by the directors, and shall be called by the secretary or, in case of the death, absence, incapacity or refusal of the secretary, by any other officer, upon written application of one or more stockholders who hold at least one-tenth part in interest of the capital stock entitled to vote thereat.

Section 4.Notice; Waiver; Public Disclosure. A written notice of the date, place and hour of each meeting of stockholders stating the purposes of the meeting shall be given by the secretary or an assistant secretary (or by any other officer who is entitled to call such a meeting) at least seven and not more than sixty days before the meeting to each stockholder entitled to vote thereat and to each stockholder who is entitled to such notice, by leaving such notice with him or her or at his or her residence or usual place of business, or by mailing it postage prepaid and addressed to such stockholder at his or her address as it appears in the records of the corporation. Notwithstanding the foregoing, in the case of any special meeting called upon the written application of one or more stockholders, such meeting shall be called not fewer than sixty days nor more than ninety days after such application is received by the corporation, and written notice thereof shall be given in accordance with the preceding sentence at least twenty days before the meeting. Whenever notice of a meeting is required to be given a stockholder under applicable law, the articles of organization, or these by-laws, a written waiver thereof, executed before or after the meeting by such stockholder or his or her attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the person attends solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. For the purposes of these by-laws, public disclosure of the date of a meeting of stockholders shall be deemed to have been made on the first date on which any one of the following occurs: (1) the corporation issues a press release stating the date of the meeting and releases it in the normal manner in which it releases its quarterly financial results, (2) the corporation mails notice of the date of the meeting to the stockholders, or (3) the corporation takes any other action reasonably intended to result in public disclosure of the date of the meeting.

Section 5.Quorum, Adjournment, Cancellation. A majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. The chairman of the meeting or a majority of the shares present or represented may adjourn the meeting from time to time or dissolve the meeting whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders called by the Chief Executive Officer or by the Directors may be cancelled, by resolution of the Board of Directors, upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 6.Voting. Stockholders entitled to vote shall have one vote for each share of stock owned by them and a proportionate vote for each fractional share; provided that the corporation shall not directly or indirectly vote any share of its own stock (other than any shares that are held, directly or indirectly, in a fiduciary capacity), and provided further that stock shall not be voted if any installment of the subscription therefor has been duly demanded and is overdue and unpaid. Stockholders may vote in person or by proxy.

Section 7.Action by Consent. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

Section 8.Notification of Proposed Business. Notwithstanding anything in these by-laws to the contrary, only such business shall be conducted at any meeting of the stockholders as shall have been specified in the notice of meeting (or any supplement thereto) either (a) by or at the direction of the Chief Executive Officer or the Board of Directors or (b) at the request of a stockholder of record, who shall, in addition to meeting any other applicable requirements for business to be properly brought before a meeting by a stockholder, have given notice thereof in a writing received by the secretary at the principal executive offices of the corporation not fewer than fifty days nor more than seventy days before the meeting; provided, however, that (except as to an annual meeting held on the date specified on these by-laws, such date not having been changed since the last annual meeting), if less than sixty days’ prior public disclosure of the date of the meeting is made, notice by the stockholder must be so received not later than the close of business on the earlier of the tenth day following the day on which such public disclosure was made or the day before the meeting. A stockholder’s notice shall set forth the name and record address of such stockholder, the class and number of shares of capital stock of the corporation beneficially owned by such stockholder, and, as to each matter the stockholder proposes to bring before the meeting: a brief description of the proposal and any material interest of such stockholder in the proposal. The chairman of the meeting may determine whether any business was properly brought before the meeting in accordance with the provisions of this Section, and any business not properly brought before the meeting shall not be transacted.

ARTICLE III

Officers and Directors

Section 1.Directors: Enumeration, Election, Removal, Vacancies. The total number of directors of the corporation shall be not fewer than three (3) nor more than twenty-five (25), the exact number of directors to be fixed from time to time by resolution of the Board of Directors. Stockholders shall not have the power to fix the number of directors. The Board of Directors shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. At each annual meeting of stockholders, successors to the class of directors whose term expires at such annual meeting shall be elected to hold office for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected by the stockholders shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify, or until such director’s death, resignation or removal as provided in these by-laws.

Continuing directors may act despite a vacancy or vacancies in the Board of Directors and shall for this purpose be deemed to constitute the full board. Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy created by the death, resignation or removal of another director shall serve for a term coinciding with the remaining term of his or her predecessor. Any director elected to fill a vacancy created by an increase in the number of directors shall serve until the next meeting of stockholders at which directors are elected.

A director may be removed only for cause by the affirmative vote of at least 80% of the shares of capital stock entitled to vote at any special meeting called for the purpose of considering such removal. In addition, any director may be removed for cause by the affirmative vote of a majority of the other directors then in office. Any vacancy in the Board of Directors created pursuant to this paragraph may be filled by the remaining directors as provided above. Directors may not be removed without cause.

Notwithstanding the provisions of Article VIII hereof, any amendment, alteration or repeal of the first four paragraphs of this Section 1 of Article III, or any other amendment, alteration or repeal of these by-laws which will have the effect of modifying or permitting circumvention of the first four paragraphs of this Section 1 of Article III, shall require the affirmative vote of the holders of not less than 80% of all shares of outstanding capital stock of the corporation.

Section 2.Nominations. Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors in specified circumstances, no person may be elected a director of the corporation at any meeting of stockholders who has not first been nominated by or at the direction of the Board of Directors or by any stockholder of record entitled to vote for the election of directors at the meeting who gives notice in a writing received by the secretary at the principal executive offices of the corporation not fewer than fifty days nor more than seventy days before the meeting; provided, however, that (except as to an annual meeting held on the date specified in these by-laws, such date not having been changed since the last annual meeting), if less than sixty days’ prior public disclosure of the date of the meeting is made, notice by the stockholder must be so received not later than the close of business on the earlier of the tenth day following the day on which such public disclosure was made or the day before the meeting. Such stockholder’s notice shall set forth (1) the name and address of such stockholder and of each person to be nominated, (ii) the class and number of shares of capital stock of the corporation beneficially owned by such stockholder and by each person to be nominated, (iii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate such person(s), (iv) a description of all arrangements between such stockholder and each person to be nominated pursuant to which the nomination or nominations are to be made by such stockholder, (v) such other information regarding each nominee proposed in the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and (vi) the consent of each nominee to serve as a director of the corporation if elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in accordance with the foregoing procedure.

Section 3.Officers: Enumeration, Election, Removal, Vacancies. The officers of the corporation shall be a Chief Executive Officer, a president, one or more vice presidents, a treasurer, a secretary and such other officers including a chairman of the board, as the directors may from time to time appoint. The directors at their annual meeting in each year shall elect a Chief Executive Officer, president, a treasurer and a secretary, and may at any time elect such other officers as they shall determine. Except as hereinafter provided, the Chief Executive Officer, the president, the treasurer, the secretary and the chairman of the board, if there be one, shall hold office until the date fixed in these by-laws for the next annual meeting of directors and until their respective successors are elected and qualified. Other officers shall serve at the pleasure of the directors. Officers elected or appointed by the directors may be removed from their respective offices with or without cause by vote of a majority of the directors then in office. An officer may be removed for cause only after a reasonable notice and opportunity to be heard before the directors. Vacancies in any office may be filled by the directors.

Section 4.Qualifications. Directors and officers need not be stockholders. No officer need be a director. Two or more offices may be held by the same person.

Section 5.Resignation. Resignations by officers or directors shall be given in writing to the Chief Executive Officer, president, treasurer, secretary or directors.

Section 6.Employment Contracts. The corporation may enter into employment contracts authorized by the directors and the provisions of such contracts shall be valid in accordance with their terms despite any inconsistent provision of these by-laws relating to terms of officers and removal of officers with or without cause.

ARTICLE IV

Powers and Duties of Directors and Officers

Section 1.Directors. The business of the corporation shall be managed by the Board of Directors, which may exercise all such powers of the corporation as are not by law, by the articles of organization or by the by-laws required to be otherwise exercised. The directors may from time to time to the extent permitted by law delegate any of their powers to committees, officers, attorneys or agents of the corporation, subject to such limitations as the directors may impose.

Section 2.Chairman of the Board. The chairman of the board, if there be one, shall be elected annually by and from the Board of Directors, and shall preside at all meetings of the directors at which he or she is present. If so designated by the Board of Directors, he or she shall be the chief executive officer of the corporation, and as such shall have charge of the corporation subject to the supervision of the directors and shall preside at all meetings of the stockholders at which he or she is present.

Section 3.Chief Executive Officer. The Chief Executive Officer of the corporation shall have charge of the corporation subject to the supervision of the directors and shall preside at all meetings of the stockholders at which he or she is present. In the absence of a chairman of the board, the Chief Executive Officer shall preside at all meetings of the directors at which he or she is present. The Chief Executive Officer shall also have such other powers and duties as customarily belong to the office of Chief Executive Officer or as may be designated from time to time by the directors.

Section 4.President. The president, if any, shall have such powers and duties as may be designated from time to time by the directors or by the Chief Executive Officer.

Section 5.Vice Presidents. The vice presidents, if any, shall have such powers and duties as may be designated from time to time by the directors or by the Chief Executive Officer.

Section 6.Treasurer. The treasurer shall be the chief financial officer of the corporation. He or she shall also have such powers and duties as customarily belong to the office of treasurer or as may be designated from time to time by the directors or by the Chief Executive Officer.

Section 7.Secretary. The secretary shall record all proceedings of the stockholders and directors in a book or books to be kept therefor and shall have custody of the seal of the corporation.

Section 8.Other Officers. Other officers shall have such powers as may be designated from time to time by the directors.

ARTICLE V

Meetings of the Directors

Section 1.Regular Meetings. Regular meetings may be held at such times and places within or without the Commonwealth of Massachusetts as the directors may fix. An annual meeting shall be held in each year immediately after and at the place of the meeting at which the Board is elected.

Section 2.Special Meetings. Special meetings may be held at such times and places within or without the Commonwealth of Massachusetts as may be determined by the directors or by the Chief Executive Officer.

Section 3.Notice. No notice need be given for a regular or annual meeting. Forty-eight hours’ notice by mail, telegraph, telephone or word of mouth shall be given for a special meeting unless shorter notice is adequate under the circumstances. A notice or waiver of notice need not specify the purpose of any special meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her.

Section 4.Quorum. A majority of the directors then in office shall constitute a quorum, but a smaller number may adjourn finally or from time to time without further notice until a quorum is secured. If a quorum is present, a majority of the directors present may take any action on behalf of the board except to the extent that a larger number is required by law or the articles of organization or the by-laws.

Section 5.Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation by such means shall constitute presence in person at a meeting.

Section 6.Action by Consent. Any action required or permitted to be taken at anymeeting of the directors may be taken without a meeting if all the directors consent to the action in writing, signed or delivered to the corporation by electronic transmission, and the written consents are filed with the records of the meetings of directors. Such consents shall be treated for all purposes as a vote at a meeting.

ARTICLE VI

Stock and Transfer Books

The corporation shall keep in the Commonwealth of Massachusetts at its principal office (or at an office of its transfer agent or of its secretary or of its resident agent) stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each. The corporation for all purposes may conclusively presume that the registered holder of a stock certificate is the absolute owner of the shares represented thereby and that his or her record address is his or her proper address. The directors may fix in advance a time, which shall not be more than seventy days before the date of any meeting of stockholders or the date for the payment of any dividend or the making of any distribution to stockholders or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the corporation after the record date; or without fixing such record date the directors may for any of such purposes close the transfer books for all or any part of such period.

If no record date is fixed and the transfer books are not closed:

(1)The record date for determining stockholders having the right to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given.

(2)The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors acts with respect thereto.

ARTICLE VII

Signature of Checks

All checks drawn on bank accounts of the corporation may be signed on its behalf as authorized from time to time by the directors.

ARTICLE VIII

Amendment of By-Laws

Except as otherwise provided herein or in the articles of organization, these by-laws may be amended, altered or repealed in whole or in part, and new by-laws may be adopted, by vote of the holders of a majority of the shares of common stock outstanding and entitled to vote. The directors may also make, amend or repeal these by-laws in whole or in part, except with respect to any provision thereof which by law, the articles of organization or these by-laws requires action by the stockholders. Any amendment, alteration or repeal of these by-laws that affects the voting power of stockholders, other than action with respect to the application of Chapter 110D of the Massachusetts General Laws, Regulation of Control Share Acquisitions, as

amended, to control share acquisitions of this corporation, shall require approval of the stockholders. Not later than the time of giving notice of the meeting of stockholders next following the making, amending or repealing by the directors of any by-law, notice thereof stating the substance of such change shall be given to all stockholders entitled to vote on amending the by-laws. Any action taken with respect to the by-laws by the directors may be amended or repealed by the stockholders.

ARTICLE IX

Indemnification of Directors and Officers

The corporation shall, to the extent legally permissible but subject to the following sentence, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including court costs, witness fees, counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of serving or having served in such capacity; provided that no such indemnification shall be provided (a) with respect to a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation, or the proceeding seeks a declaratory judgment regarding his or her own conduct or (b) with respect to a compromise payment made to dispose of a matter, pursuant to a consent decree or otherwise, unless the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or a court of competent jurisdiction.

No indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated (a) not to have acted in good faith in the reasonable belief that his or her action was in, or at least not opposed to, the best interests of the corporation (or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan) and (b) in the case of a criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful.

Such indemnification shall include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the preceding sentence and (ii) a written undertaking to repay such payment if such person shall be adjudicated to be not entitled to indemnification, which undertaking may be accepted without regard to the financial ability of such person to make repayment. A person entitled to indemnification hereunder whose duties include service or responsibilities as a fiduciary with respect to a subsidiary or other organization shall be deemed to have met the standard of conduct of clause (a) of the preceding paragraph if he or she acted in good faith in the reasonable belief that his or her action was in, or at least not opposed to, the best interests of such subsidiary or organization or of the participants or beneficiaries of, or other persons with interests in, such subsidiary or organization to whom such person had a fiduciary duty.

Where indemnification hereunder requires authorization or approval by the corporation, such authorization or approval shall be conclusively deemed to have been obtained, and in any case where a director of the corporation approves the payment of indemnification, such director shall be wholly protected, if:

(i)the payment has been approved or ratified (1) by a majority vote of a quorum of the directors consisting of persons who are not at that time parties to the proceeding, (2) by a majority vote of a committee of two or more directors who are not at that time parties to the proceeding and are selected for this purpose by the full board (in which selection directors who are parties may participate), or (3) by a majority vote of a quorum of the outstanding shares of stock entitled to vote for directors, which quorum shall consist of stockholders who are not at that time parties to the proceeding; or

(ii)the action is taken in reliance upon the opinion of independent legal counsel (who may be counsel to the corporation) appointed for the purpose by vote of the directors or in the manner specified in clauses (1), (2) or (3) of subparagraph (i); or

(iii)the payment is approved by a court of competent jurisdiction; or

(iv)the directors have otherwise acted in accordance with the standard of conduct set forth in the Massachusetts Business Corporation Act.

Any indemnification or advance of expenses under this article shall be paid promptly, and in any event within 30 days, after the receipt by the corporation of a written request therefor from the person to be indemnified, unless with respect to a claim for indemnification the corporation shall have determined that the person is not entitled to indemnification. If the corporation denies the request or if payment is not made within such 30 day period, the person seeking to be indemnified may at any time thereafter seek to enforce his or her rights hereunder in a court of competent jurisdiction and, if successful in whole or in part, he or she shall be entitled also to indemnification for the expenses of prosecuting such action. Unless otherwise provided by law, the burden of proving that the person is not entitled to indemnification shall be on the corporation.

The right of indemnification under this article shall be a contract right inuring to the benefit of the directors, officers and other persons entitled to be indemnified hereunder and no amendment or repeal of this article shall adversely affect any right of such director, officer or other person existing at the time of such amendment or repeal. The indemnification provided hereunder shall inure to the benefit of the heirs, executors and administrators of a director, officer or other person entitled to indemnification hereunder.

The indemnification provided hereunder may, to the extent authorized by the corporation, apply to the directors, officers and other persons associated with constituent corporations that have been merged into or consolidated with the corporation who would have been entitled to indemnification hereunder had they served in such capacity with or at the request of the corporation.

The right of indemnification under this article shall be in addition to and not exclusive of all other rights to which such director or officer or other persons may be entitled. Nothing contained in this article shall affect any rights to indemnification to which corporation employees or agents other than directors and officers and other persons entitled to indemnification hereunder may be entitled by contract or otherwise under law.

ARTICLE X

Issue of Authorized Stock

Any unissued capital stock from time to time authorized under the articles of organization may be issued by vote of the directors.

ARTICLE XI

Right to Redeem Control Shares

If the provisions of Chapter 110D of the Massachusetts General Laws, Regulation of Control Share Acquisitions, apply to control share acquisitions of the corporation, the corporation shall be authorized to redeem, at its option but without requiring the agreement of the person who has made a control share acquisition, all but not less than all shares acquired in such control share acquisition under the circumstances and pursuant to the provisions set forth in section 6 of said chapter 110D, as amended from time to time.

ARTICLE XII

Fair Price Protection and Other Safeguards

Section 1.Vote Required for Certain Business Combinations.

(a)In addition to such affirmative vote, if any as required by law or the Articles of Organization, as amended, or by-laws of the corporation or in any agreement with any national securities exchange or otherwise, and except as otherwise expressly provided in Section 2 below:

(i)

any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (A) any Substantial Stockholder (as hereinafter defined) or (B) any other corporation (whether or not itself a Substantial Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate (as hereinafter defined) of a Substantial Stockholder; or

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Stockholder or any Affiliate or Associate of any Substantial Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined), as determined by a majority of the Disinterested Directors (as hereinafter defined), equal to ten percent (10%) or more of the total stockholders’ equity of the corporation as of the end of its most recent fiscal year ended prior to the determination being made; or

(iii)

the issuance or transfer by the corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any subsidiary to any Substantial Stockholder or any Affiliate or Associate of any Substantial Stockholder having an aggregate Fair Market Value equal to ten percent (10%) or more of the total stockholders’ equity of the corporation as of the end of its most recent fiscal year ended prior to the determination being made; or

(iv)

the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of a Substantial Stockholder or any Affiliate or Associate of any Substantial stockholder; or

(v)

any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving a Substantial Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of the corporation or any subsidiary that is directly or indirectly beneficially owned by any Substantial Stockholder or any Affiliate or Associate of any Substantial Stockholder; or

(vi)	any agreement, contract, or other arrangement providing for anyone or more of the actions specified in clauses (i) through (v) of this subsection (a); or
(vii)

any transaction other than one covered by the provisions of clauses (i) through (vi) of this subsection (a) between the corporation and a Substantial Stockholder or an Affiliate or Associate of a Substantial Stockholder shall require the affirmative vote of (A) a majority of the Disinterested Directors if, at the time of the vote, Disinterested Directors constitute at least a majority of the entire Board of Directors of the corporation or (B) the holders of at least the sum of (x) two-thirds of the Voting Stock (as hereinafter defined) which is beneficially owned by persons other than any Substantial Stockholder, voting together as a single class, plus (y) the number of shares of Voting Stock which is beneficially owned by Substantial Stockholders.

(b)The term “Business Combination” as used in Sections 1 through 6 hereof shall mean any transaction that is referred to in anyone or more of clauses (i) through (vi) of subsection (a) of Section 1. The term “series of transactions” shall be deemed to include not only a series of transactions with the same Substantial Stockholder, but also a series of separate transactions with a Substantial Stockholder or any Affiliate or Associate of such Substantial Stockholder.

Section 2.Equal Price. The provisions of Section 1 above shall not be applicable to a Business Combination if all of the following conditions are met:

(a)The aggregate amount of (i) cash plus (ii) the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Substantial Stockholder for any share of common stock in connection with the acquisition by the Substantial Stockholder of beneficial ownership of any such shares (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became a Substantial Stockholder, whichever is higher.

(b)The aggregate amount of (i) cash plus (ii) the Fair Market Value as of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or, if there be more than one series in a class, any series of outstanding Preference Stock (as hereinafter defined), shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Substantial Stockholder for any share of such class or, if there be more than one series in a class, such series of Preference Stock in connection with the acquisition by the Substantial Stockholder of beneficial ownership of any such shares (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became a Substantial Stockholder, whichever is higher.

(c)The consideration to be received by holders of a particular class or series of outstanding Capital Stock (as hereinafter defined) shall be in cash or in the same form as previously has been paid by or on behalf of the Substantial Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Substantial Stockholder.

(d)After such Substantial Stockholder has become a Substantial Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preference Stock; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of the Disinterested Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) such Substantial Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Substantial Stockholder becoming a Substantial Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Substantial Stockholder’s percentage beneficial ownership of any class of Capital Stock.

(e)After such Substantial Stockholder has become a Substantial Stockholder, such Substantial Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(f)A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy statement shall contain on the first page thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of the Disinterested Directors, as to the fairness (or not) of the terms of the Business Combination, from a financial point of view, to the holders of the outstanding shares of Capital Stock of the corporation other than the Substantial Stockholder and its Affiliates or Associates (such investment banking firm to be paid a reasonable fee, for its services by the corporation).

(g)Such Substantial Stockholder shall not have made any major change in the corporation’s business or equity capital structure without the approval of the majority of the Disinterested Directors.

Section 3.Certain Definitions. For the purposes of Sections 1 through 7 hereof:

(a)The term “Capital Stock” shall mean all capital stock of the corporation authorized under the Articles of Organization, as amended, of the corporation from time to time.

(b)The term “Voting Stock” shall mean the then outstanding shares of Capital Stock entitled to vote generally in the election of directors.

(c)The term “person” shall mean any individual, corporation, partnership, trust, association or other organization or entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock of the corporation.

(d)The term “Substantial Stockholder” shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

(i)	is the beneficial owner (as hereinafter defined), directly or indirectly, of ten percent (10%) or more of the Voting Stock; or
(ii)

is an Affiliate or Associate (as hereinafter defined) of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the Voting Stock.

Any person who is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the Voting Stock on April 25, 1988 shall be deemed to have become a Substantial Stockholder on such date.

(e)A person shall be a “beneficial owner” of any Capital Stock:

(i)	which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Act, as in effect on April 11, 1988;
(ii)

which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)

which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring; holding, voting or disposing of any shares of Capital stock.

(f)For the purpose of determining whether a person is a Substantial Stockholder pursuant to subsection (d) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed owned through application of subsection (e) of this Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

(g)The terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act, as in effect on April 25, 1988.

(h)The term “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Substantial Stockholder set forth in subsection (d) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(i)The term “Disinterested Director” means a director who was either a member of the Board of Directors of the corporation prior to the time that a Substantial Stockholder became such or who subsequently became a director of the corporation and whose election, or nomination for election, was approved by the vote of a majority of the Disinterested Directors; provided, that all directors in office as of April 25, 1988, including those elected directors at the Special Meeting in lieu of the Annual Meeting of stockholders of the corporation on that date, shall be deemed to be Disinterested Directors.

(j)The term “Fair Market Value” means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

(k)The term “Preference Stock” shall mean preferred stock and any other class of stock that has a preference as to dividends and/or upon liquidation that may from time to time be authorized in or by the Articles of Organization, as amended, of the corporation.

(l)In the event of any Business Combination in which the corporation survives, the phrase “other consideration to be received” as used in subsections (a) and (b) of Section 2 above shall include the shares of common stock and/or the shares of any class or series of Preference Stock retained by the holders of such shares.

Section 4.Powers of the Disinterested Directors. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of Sections 1 through 6 hereof, on the basis of information known to it after reasonable inquiry, (a) whether a person is a Substantial Stockholder, (b) the number of shares of Capital Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether any person has an agreement, contract or other arrangement with another, (e) whether two or more transactions constitute a “series of transactions”, and (f) whether the assets or securities that are the subject of any Business Combination have a Fair Market Value equal to ten percent (10%) or more of the total stockholders’ equity of the corporation as of the end of its most recent fiscal year ended prior to the determination being made. Any such determination made in good faith shall be binding and conclusive on all parties.

Section 5.No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in Sections 1 through 6 hereof shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

Section 6.Amendment, Repeal, etc. Notwithstanding any other provisions of the Articles of Organization, as amended, or the by-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Articles of Organization, as amended, or the by-laws of the corporation), the affirmative vote of the holders of at least (a) the sum of (i) two-thirds of the Voting Stock which is beneficially owned by persons other than any Substantial Stockholder, voting together as a single class, plus (ii) the number of shares of Voting Stock which is beneficially owned by Substantial Stockholders, and (b) two-thirds of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, sections 1 through 5 hereof and this Section 6.